As filed with the Securities and Exchange Commission on June 19, 2017.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VAALCO Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	76-0274813
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

9800 Richmond Avenue, Suite 700 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

VAALCO Energy, Inc. Standalone Restricted Stock Award Agreement with Philip F. Patman, Jr.

VAALCO Energy, Inc. Standalone Nonstatutory Stock Option Award Agreement with Philip F. Patman, Jr.

(Full title of the plans)

Elizabeth D. Prochnow

Controller and Chief Accounting Officer

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

(713) 623-0801

(Name, address and telephone number, including area code, of agent for service)

Copies to:

William B. Nelson

Haynes and Boone, LLP

1221 McKinney St., Suite 2100

Houston, Texas 77010

(713) 547-2084

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act or Rule 405 of the Securities Act of 1933.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)(3)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(3)(4)	Amount of Registration Fee(4)
Common Stock, par value $0.10 per share	2,856,397	$0.89	$2,542,193	$294.64

(1)

This Registration Statement registers (i) 292,500 shares of the Registrant’s common stock, par value $0.10 per share (the “Common Stock”) issuable under the VAALCO Energy, Inc. Standalone Restricted Stock Award Agreement with Philip F. Patman, Jr. and VAALCO Energy, Inc. Standalone Nonstatutory Stock Option Award Agreement with Philip F. Patman, Jr.  (together, the “Patman Inducement Awards”) and (ii) 2,563,897 shares of Common Stock available for issuance under the Registrant’s 2014 Long Term Incentive Plan (the “2014 LTIP”) that were added to the 2014 LTIP from certain shares that become available under the terms of the VAALCO Energy, Inc. 2001 Stock Incentive Plan and the VAALCO Energy, Inc. 2012 Long Term Incentive Plan (together, the “Prior Plans”).  See Explanatory Statement.

(2)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock issuable under the Patman Inducement Awards, and issuable under the 2014 LTIP by virtue of the addition thereto of certain shares under the Prior Plans that become available for issuance thereunder, by reason of any stock dividend, stock split, recapitalization or similar transaction, effected without the Registrant’s receipt of consideration, which would increase the number of outstanding shares of Common Stock.

(3)

Pursuant to General Instruction E of Form S-8, this Registration Statement covers the registration of 292,500 shares in addition to shares previously registered under Registration Statements Nos. 333-197180, 333-183515 and 333-67858 on Form S-8.  See Explanatory Statement.

(4)

Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, based upon the average of the high and low sale prices of the Registrant’s Common Stock on the New York Stock Exchange on June 16, 2017. Filing fees of $4,224.39 were previously paid with respect to 4,600,000 shares of Common Stock under the 2014 LTIP registered by the Registrant pursuant to Registration Statement on Form S-8 (Registration No. 333-197180) filed on July 1, 2014.

Pursuant to Rule 429 of the Securities Act, the prospectus related to this Registration Statement also covers securities registered under Registration Statements Nos. 333-197180, 333-183515 and 333-67858 on Form S-8. See Explanatory Statement.

EXPLANATORY STATEMENT

This Registration Statement on Form S-8 is filed by VAALCO Energy, Inc., a Delaware corporation (the “Registrant,” or the “Company”), to register 292,500 shares of common stock, $0.10 par value (the “Common Stock”), of the Registrant available for issuance under (i) that certain Standalone Restricted Stock Award Agreement dated April 17, 2017, and (ii) that certain Standalone Nonstatutory Stock Option Award Agreement dated April 17, 2017, both by and between the Registrant and Phillip F. Patman, Jr. (together, the “Patman Inducement Awards”). Mr. Patman was appointed as the Registrant’s Chief Financial Officer effective April 17, 2017.  The Compensation Committee of the Board of Directors of the Registrant approved the awards made to Mr. Patman under these agreements as an “employee inducement award” within the meaning of Rule 303A.08 of the New York Stock Exchange Listed Company Manual Rules.  The Registrant had entered into an Employment Agreement with Mr. Patman dated April 17, 2017, which provided that Mr. Patman would be eligible for stock options or other incentive awards.

This Registration Statement on Form S-8 is also being filed by the Registrant to register the issuance of 2,563,897 shares of Common Stock that had been formerly available for issuance under certain “Prior Plans” (as defined below) of the Registrant, and now are available for issuance under the Registrant’s 2014 Long Term Incentive Plan (the “2014 LTIP”).

The Registrant’s stockholders approved the 2014 LTIP effective April 16, 2014 (the “2014 LTIP Effective Date”).  Under the terms of the 2014 LTIP, 4,600,000 shares of Common Stock were newly authorized and reserved for issuance under awards to be made under the 2014 LTIP.  On July 1, 2014, the Registrant filed a registration statement on Form S-8 (Registration No. 333-197180) with the Commission to register 4,600,000 shares of the Registrant’s Common Stock available for issuance under the 2014 LTIP.

The terms of the 2014 LTIP consolidated into a single plan several previously existing equity compensation plans of the Registrant, including the VAALCO Energy, Inc. 2001 Stock Incentive Plan (the “2001 Plan”) and the VAALCO Energy, Inc. 2012 Long Term Incentive Plan (the “2012 Plan” and together with the 2001 Plan, the “Prior Plans”).  The terms of the 2014 LTIP provided that, in addition to the 4,600,000 shares authorized under the 2014 LTIP, any shares of Common Stock under the Prior Plans that were the subject of an outstanding stock option or other types of stock incentive awards under the Prior Plans, and which, on or after the 2014 LTIP Effective Date, were forfeited, expired unexercised, or terminated in any other manner, such that all or some of the shares covered by such incentive award were not issued, would thereupon become immediately available for grants under the 2014 LTIP (the “Released Prior Plan Shares”).

Thus, the Released Prior Plan Shares, which had been previously registered under Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) (Registration Nos. 333-67858 and 333-183515), thereupon became available for grants under the 2014 LTIP in accordance with the terms of the 2014 LTIP.  The 2014 LTIP Plan further provided that, as of the 2014 LTIP Effective Date, no further grants of new incentive awards or awards of Released Prior Plan Shares could be made under the Prior Plans, and that Released Prior Plan Shares available for issuance under the Prior Plans would become available for issuance under the 2014 LTIP.

The additional shares being registered under the 2014 LTIP covered by this Registration Statement are of the same class as other securities relating to the 2014 LTIP for which the Registrant’s Registration Statement on Form S-8 filed with the Commission (Registration No. 333-197180) is effective.

This Registration Statement on Form S-8 serves as a post-effective amendment to the Registration Statements on Form S-8 (Registration Nos. 333-197180, 333-67858 and 333-183515) previously filed and referred to above.

Pursuant to Rule 429(a) of the Securities Act of 1933, as amended, the prospectus contained in this Registration Statement on Form S-8 is a combined prospectus that is being filed as part of this Registration Statement, and the previously-filed Registration Statements Nos. 333-197180, 333-183515 and 333-67858 on Form S-8.  Fees for the previously-filed registration statements listed in the immediately preceding sentence were paid at the respective dates of their initial filings.

Part I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*Information specified in Item 1 and Item 2 of this Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement and will be sent or given to the participant(s) in accordance with Rule 428 under the Securities Act and the Explanatory Statement to Part I of this Form S-8.

Part II

Information Required in the Registration Statement

 Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on March 13, 2017 (Commission File No. 001-32167).
(b)	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 filed with the Commission on May 8, 2017 (Commission File No. 001-32167).
(c)

Current Reports on Form 8-K (other than those portions furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K) filed with the Commission on January 3, 2017, March 20, 2017, April 10, 2017, April 18, 2017 and June 6, 2017.

(d)

All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above (to the extent these items were “filed” with the SEC and not “furnished”).

(e)

The description of the Registrant’s common stock contained in the Registration Statement on Form 10 (Registration No. 0-20928) filed on December 3, 1992, as amended by Amendment No. 1 on Form 8 on January 7, 1993, and by Amendment No. 2 on Form 8 on January 25, 1993, including any future amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered under the plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in the Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in the Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, in which the Registrant is incorporated, provides generally and in pertinent part that a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at the request of the Registrant as a director, officer, employee or agent of another entity) against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at the request of the Registrant as a director, officer, employee or agent of another entity) against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person has been adjudged liable to the corporation unless the Delaware Court of Chancery or other court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and or purchase indemnity insurance on behalf of its directors and officers. Article Eight of the Certificate of Incorporation, as amended, and Article VII of the Bylaws of the Registrant, as amended, provide, in general, that the Registrant may indemnify its directors, officers, employees and agents (or persons serving at the request of the Registrant as a director, officer, employee or agent of another entity) to the full extent of Delaware law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See exhibits listed under the Exhibit Index hereto and incorporated herein by reference.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 19, 2017.

        VAALCO Energy, Inc.

Date: June 19, 2017                                       (Registrant)

By:	/s/ Elizabeth D. Prochnow
Elizabeth D. Prochnow, Controller and Chief Accounting Officer

Each of the undersigned constitutes and appoints Elizabeth D. Prochnow or Philip Patman, Jr., or any of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments to thereto (including post-effective amendments) and to file same, with all exhibits thereto and other documents in connection therewith, with the Commission, and/or any state securities department or any other federal or state agency or governmental authority granting unto such attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all extents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated below.

SIGNATURE	TITLE	DATE

/s/ Cary Bounds Cary Bounds	Chief Executive Officer and Director (Principal Executive Officer)	June 19, 2017

/s/ Philip Patman, Jr. Philip Patman, Jr.	Chief Financial Officer (Principal Financial Officer)	June 19, 2017

/s/ Elizabeth D. Prochnow Elizabeth D. Prochnow	Controller and Chief Accounting Officer (Principal Accounting Officer)	June 19, 2017

/s/ Andrew L. Fawthrop Andrew L. Fawthrop	Director and Chairman of the Board	June 19, 2017

/s/ Michael Keane Michael Keane	Director and Vice Chairman of the Board	June 19, 2017

/s/ A. John Knapp, Jr. A. John Knapp, Jr.	Director	June 19, 2017

/s/ John J. Myers, Jr. John J. Myers, Jr.	Director	June 19, 2017

/s/ Steven J. Pully Steven J. Pully	Director	June 19, 2017

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Haynes and Boone, LLP, counsel to the Registrant (filed herewith).

23.1	Consent of BDO USA, LLP (filed herewith).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

23.3	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

23.4	Consent of Netherland, Sewell & Associates, Inc. (filed herewith).

24.1	Powers of Attorney (included on signature page to this Registration Statement).

99.1

Standalone Restricted Stock Award Agreement, dated April 17, 2017, by and between VAALCO Energy, Inc. and Philip F. Patman, Jr. (incorporated by reference from Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 8, 2017).

99.2

Standalone Nonstatutory Stock Option Award Agreement, dated April 17, 2017, by and between VAALCO Energy, Inc. and Philip F. Patman, Jr. (incorporated by reference from Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 8, 2017).

99.3

VAALCO Energy, Inc. 2014 Long Term Incentive Plan (incorporated by reference from Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 17, 2014).

99.4	VAALCO Energy, Inc. 2012 Long Term Incentive Plan (incorporated by reference from Exhibit 10.1 of the Registrant’s Current Report on Form 8-K/A, filed with the Commission on May 30, 2012).

99.5	VAALCO Energy, Inc. 2001 Stock Incentive Plan (incorporated by reference from Exhibit 99.1 of the Registrant’s Registration Statement on Form S-8, filed with the Commission on August 17, 2001).